EXHIBIT 10.1

AMENDMENT TO LOAN AND SECURITY AGREEMENTS

AND PROMISSORY NOTES

This Amendment (“Amendment”) is made this 5th day of March, 2015, by and between InterCore, Inc., a Delaware corporation (“InterCore”), and its wholly owned subsidiary SRG International, Inc., a Canadian corporation (“SRG”) on the one hand (collectively, the “Companies”); and Rhine Partners, LP, a Texas limited partnership (the “Lender”), on the other hand, to amend the terms of certain Loan and Security Agreements and Promissory Notes as set forth on Exhibit A attached hereto, and entered into by and between the parties (the “Loan Agreements”). The Companies and Rhine each shall be referred to herein as a “Party” and collectively as the “Parties”. In the event the terms of the Loan Agreements and this Amendment conflict, the terms of this Amendment control. Any defined terms herein that are not defined herein have the meaning set forth in the Loan Agreements.

WHEREAS, in the Loan Agreements, Lender agreed to loan the Companies money, and in exchange received the Loan Agreements covering the terms of the loans, which included the right to convert the principal amounts due under the Loan Agreements into either shares of InterCore’s Series D Preferred Stock or into shares of InterCore’s common stock; and

WHEREAS, the Parties have renegotiated the terms of the Loan Agreements whereby the Lender has agreed to give up the conversion rights in the Loan Agreements in exchange for receiving warrants to purchase shares of InterCore’s common stock, as set forth herein.

In consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1)               The Parties agree to modify, and hereby do modify, the terms of the Loan Agreements set forth on Exhibit A as necessary to make the Loan Agreements, and any corresponding promissory notes, non-convertible, such that the principal amounts are no longer convertible into shares of InterCore’s Series D Preferred Stock or shares of InterCore’s common stock; and

2)               In exchange for the Lender agreeing to amend the Loan Agreements, InterCore agrees to issue Lender a warrant to purchase 1,500,000 shares of InterCore’s common stock at an exercise price of One Dollar ($1) per share, with a cashless exercise provision, and which purchase right expires four (4) years from the date of this Amendment.

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IN WITNESS WHEREOF, the parties hereto, by their duly authorized officers or other authorized signatory, have executed this Amendment as of the date first above written. This Amendment may be signed in counterparts and facsimile signatures are treated as original signatures.

“InterCore”	“SRG”

InterCore, Inc.	SRG International, Inc.,
a Delaware corporation	a Canadian corporation

/s/ James F. Groelinger	/s/ Raphael Huppe
By: James F. Groelinger	By: Raphael Huppe
Its: Chief Executive Officer	Its: Chief Technology Officer

“Lender”

Rhine Partners, LP
a Texas limited partnership

/s/ Trisha L. Grencer
By: Trisha L. Grencer, Managing Member
Richson Investments, LLC, it General Partner

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EXHIBIT A

Loan Agreements with Rhine Partners, LP

Agreement	Date	Principal
		Amount

Loan and Security Agreement	May 5, 2014	$3,827,073
Loan Agreement	December 8, 2014	$300,000
Loan Agreement	December 31, 2014	$260,000
Loan Agreement	January 14, 2015	$300,000
Loan Agreement	January 30, 2015	$220,000